EXECUTION


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG


                        LIFESCIENCES OPPORTUNITIES, INC.,


                                       AND

                                 DRTATTOFF, LLC


                          DATED AS OF SEPTEMBER 7, 2007



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                                TABLE OF CONTENTS

                                                                        Page No.



ARTICLE I THE MERGER.........................................................1
         1.1      The Merger.................................................1
         1.2      Closing; Effective Time....................................1
         1.3      Effects of Merger..........................................2
         1.4      Certificate of Incorporation...............................2
         1.5      Bylaws.....................................................2
         1.6      Directors and Officers.....................................2

ARTICLE II EFFECT OF THE MERGER ON CAPITAL STOCK.............................2
         2.1      Conversion of Capital Stock................................2
         2.2      Exchange of Certificates...................................3
         2.3      Certain Adjustments........................................4
         2.4      Warrants...................................................4

ARTICLE III REPRESENTATIONS AND WARRANTIES OF DR. TATTOFF....................5
         3.1      Organization and Qualification; Subsidiaries...............5
         3.2      Equity Investments.........................................5
         3.3      Authority to Execute and Perform Agreement.................5
         3.4      Binding Effect.............................................5
         3.5      Capitalization.............................................5
         3.6      Vote Required; Managers' Approval..........................6
         3.7      Litigation.................................................6
         3.8      Title to Properties; Absence of Liens......................6
         3.9      Compliance with Laws.......................................6
         3.10     Consents and Approvals.....................................6
         3.11     Non-contravention..........................................7
         3.12     Company Material Contracts.................................7
         3.13     Taxes......................................................7
         3.14     Financial Statements.......................................8
         3.15     Books and Records..........................................8
         3.16     Intellectual Property......................................8
         3.17     Environmental Matters......................................9
         3.18     Real Property..............................................9
         3.19     Broker's Fees..............................................9
         3.20     Labor Matters..............................................9
         3.21     Absence of Liabilities.....................................9
         3.22     Absence of Certain Changes or Events.......................9
         3.23     Full Disclosure...........................................10

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................10
         4.1      Organization and Qualification; Subsidiaries..............10
         4.2      Equity Investment.........................................11

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         4.3      Authority to Execute and Perform Agreement................11
         4.4      Binding Effect............................................11
         4.5      Capitalization............................................11
         4.6      Board Approval............................................12
         4.7      SEC Reports and Financial Statements......................12
         4.8      No Material Adverse Change................................12
         4.9      Books and Records.........................................13
         4.10     Litigation................................................13
         4.11     Absence of Liabilities....................................13
         4.12     Title to Properties; Absence of Liens.....................13
         4.13     Compliance with Laws......................................13
         4.14     Intellectual Property.....................................13
         4.15     Non-Contravention.........................................13
         4.16     Consents and Approvals....................................14
         4.17     Material Contracts........................................14
         4.18     Taxes.....................................................14
         4.19     Environmental Matters.....................................15
         4.20     Real Property.............................................16
         4.21     Broker's Fees.............................................16
         4.22     Labor Matters.............................................16
         4.23     Articles of Incorporation, Bylaws, and Minute Books.......16
         4.24     Full Disclosure...........................................16

ARTICLE V ADDITIONAL AGREEMENTS OF THE PARTIES..............................17
         5.1      Actions Pending Closing...................................17
         5.2      Post-Effective Amendment..................................19
         5.3      Company Shareholders' Approval............................19
         5.4      Dr. Tattoff Stockholder Approval..........................19
         5.5      Efforts; Consents.........................................19
         5.6      Filing of Tax Returns; Payment of Taxes...................19
         5.7      Access to Information.....................................20
         5.8      Confidentiality...........................................20
         5.9      Notification of Certain Matters...........................21
         5.10     Non-Solicitation..........................................21
         5.11     Further Assurances........................................22
         5.12     Public Disclosure.........................................22
         5.13     Board of Directors........................................22


ARTICLE VI CONDITIONS TO CLOSING............................................23
         6.1      Conditions to Each Party's Obligations to Consummate
                    the Transactions........................................23
         6.2      Conditions to Obligations of the Company to Consummate
                    the Transactions........................................23
         6.3      Conditions to Obligations of Dr. Tattoff to Consummate
                    the Transactions........................................24

ARTICLE VII TERMINATION.....................................................25
         7.1      Termination...............................................25

                                       ii
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         7.2      Effect of Termination.....................................26
         7.3      Expenses; Termination Fees................................26

ARTICLE IX MISCELLANEOUS....................................................27
         8.1      Certain Definitions; Rules of Construction................27
         8.2      Waivers and Amendments....................................33
         8.3      Governing Law.............................................33
         8.4      Notices...................................................33
         8.5      Section Headings..........................................34
         8.6      Counterparts..............................................34
         8.7      Assignments...............................................34
         8.8      Entire Agreement; Enforceability..........................34
         8.9      Severability..............................................34



Exhibits


Exhibit A         Investment Letter


                                      iii

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                          AGREEMENT AND PLAN OF MERGER


      THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of September 7, 2007, is entered into by and among LIFESCIENCES OPPORTUNITIES, INC., a Florida corporation the "Company"), and DRTATTOFF, LLC, a California limited liability company ("Dr. Tattoff")


                              W I T N E S S E T H :


      WHEREAS, the respective Boards of Directors of the Company and Dr. Tattoff have each approved the merger of Dr. Tattoff with and into the Company, with the Company surviving (the "Merger"), on the terms and conditions contained herein and in accordance with the Florida Business Corporation Act (the "FLBCA") and the Beverly-Killea Limited Liability Company Act (the "CALLCA"), and have determined that the Merger and the transactions contemplated herein are advisable and in the best interest of their respective corporations and stockholders;


      WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection with the Merger and to prescribe various conditions to the Merger; and


      WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) and
Section 351 of the Code, and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 and Section 351 of the Code.


      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.1. The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined below), Dr. Tattoff shall be merged with and into the Company in accordance with the applicable provisions of the FLBCA and the CALLCA and in accordance with this Agreement, and the separate existence of Dr. Tattoff shall cease. The Company shall be the surviving corporation in the Merger (hereinafter sometimes referred to as the "Surviving Corporation"), and shall continue under the laws of Florida.

            1.2. Closing; Effective Time. Subject to the satisfaction or waiver of all of the conditions to Closing contained in Article VI, the closing of the Merger (the "Closing"), shall take place at the offices of Blank Rome LLP, 1200
N. Federal Highway, Suite 417, Boca Raton, FL 33432, as soon as practicable (but not later than 5 Business Days) after the satisfaction or waiver of the conditions to Closing contained in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), unless another date or place is agreed to in writing by the parties hereto. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." As soon as is practicable after the Closing, the parties hereto shall cause the Merger to be consummated by (i) delivering to the Secretary of State of the State of Florida a certificate of merger (the "Florida Certificate of Merger"), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the FLBCA and (ii) delivering to the Secretary of State of the State of California a certificate of merger (the "California Certificate of Merger"), in such form as required by, and executed and acknowledged in accordance with, the relevant provisions of the CALLCA. The Merger shall become effective as of the date and at such time (the "Effective Time") as the Florida Certificate of Merger is filed with the Secretary of State of the State of Florida with respect to the Merger.

            1.3. Effects of Merger. The Merger shall have the effects set forth in the applicable provisions of the FLBCA and the CALLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Dr. Tattoff shall vest in the Surviving Corporation, and all debts, liabilities and duties of Dr.
Tattoff shall become the debts, liabilities and duties of the Surviving Corporation.

            1.4. Certificate of Incorporation. The Certificate of Incorporation of the Company in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation, until amended or repealed in accordance with the terms thereof and with Applicable Law.

            1.5. Bylaws. The Bylaws of the Company in effect immediately prior to the Effective Time shall become, from and after the Effective Time, the Bylaws of the Surviving Corporation, until thereafter amended or repealed in accordance with the terms thereof and with Applicable Law.

            1.6. Directors and Officers. The directors and officers of Dr. Tattoff immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, each to hold office from the Effective Time in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

                                   ARTICLE II

                      EFFECT OF THE MERGER ON CAPITAL STOCK

            2.1. Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the parties or the registered holders of any shares of capital stock of the Company (each a "Company Shareholder," and collectively, the "Company Shareholders"):

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

                  (a) Each unit of outstanding membership interest of Dr. Tattoff (the "Membership Interests") shall be converted into and become 75 fully paid and non-assessable shares of common stock, par value $0.0001 per share, of the Surviving Corporation. The number of shares of Company Common Stock issued to each member of Dr. Tattoff (each a "Member" and collectively the "Members") in accordance with this Section 2.1(a) shall hereafter be referred to as the "Merger Shares". At the Effective Time, all Membership Interests of Dr. Tattoff shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each Dr. Tattoff Member shall cease to have any rights with respect thereto, except the right to receive the Merger Shares.

                  (b) No fraction of a share of Company Common Stock will be issued, but in lieu of such issuance, each Dr. Tattoff Member who would otherwise be entitled to a fraction of a share of Company Common Stock as a result of the conversion and exchange of shares contemplated by this Article II shall receive from the Company one (1) additional share of Company Common Stock. The fractional share interest of Dr. Tattoff Members shall be aggregated such that no Dr. Tattoff Member shall receive more than the one (1) share of Company Common Stock with respect to any interest in fractional shares.

            2.2. Exchange of Interests.

                  (a) Immediately prior to the Closing, the Company shall deposit, or shall cause to be deposited, with Blank Rome LLP (the "Exchange Agent"), for the benefit of the Dr. Tattoff Members certificates in the names of each such Dr. Tattoff Member evidencing the number of Merger Shares to be issued to such Dr. Tattoff Member in accordance with this Article II. As soon as reasonably practicable after the Effective Time, the Company will instruct the Exchange Agent to deliver to each holder of Membership Interests of Dr. Tattoff a letter of transmittal containing instructions for use in effecting the exchange of Membership Interests for certificates evidencing the relevant number of Merger Shares. No interest shall be paid on the Merger Shares. All Merger Shares issued upon exchange of the Membership Interests of Dr. Tattoff in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.

                  (b) It is understood that the certificates evidencing the Merger Shares will bear the legends set forth below:

                        (i) The  Securities  represented  hereby  have  not been
                  registered under the Securities Act of 1933, as amended (the "Act"), or under the securities laws of any other jurisdictions. These securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Act and the applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they may be required to bear the financial risks of this investment for an indefinite period of time. The issuer of these securities may require an opinion of counsel in form and substance satisfactory to the issuer to the effect that any proposed transfer or resale is in compliance with the Act and any applicable state securities laws;

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

                        (ii) Any additional legend required by Applicable Law.

The legend set forth in (i) above shall be removed from any certificate evidencing such Merger Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that such security can be freely transferred without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued such Merger Shares.

            2.3. Certain Adjustments. If after the date hereof and prior to the Effective Time and to the extent permitted by this Agreement, the outstanding Membership Interests of Dr. Tattoff or Company Common Stock shall be changed into a different number, class or series of shares by reason of any reclassification, recapitalization or combination, forward stock split, reverse stock split (other than the Reverse Stock Split), stock dividend or rights issued in respect of such stock, or any similar event shall occur (any such action, an "Adjustment Event"), the number of Merger Shares issued in exchange for each Membership Interests of Dr. Tattoff shall be adjusted correspondingly to provide to the Members of Dr. Tattoff the right to receive the same economic effect as contemplated by this Agreement immediately prior to such Adjustment Event.

            2.4. Warrants. At the Effective Time, to the extent not exercised prior to the Effective Time, each outstanding warrant to purchase Membership Interests of Dr. Tattoff (a "Dr. Tattoff Warrant") set forth in Section 2.4 of the Dr. Tattoff Disclosure Letter shall be automatically be converted into a warrant to acquire such number of shares of Company Common Stock (a "Company Warrant") as the holder of such Dr. Tattoff Warrants would have been entitled to receive as Merger Shares had such holder exercised such Dr. Tattoff Warrant in full immediately prior to the Effective Time at an exercise price per share of Company Common Stock appropriately adjusted such that the aggregate exercise price for such Company Warrant shall be the same as it was prior to the Effective Time. At the Effective Time, Dr. Tattoff shall expressly assume the due and punctual observance and performance of each and every covenant contained in, and condition of, the Dr. Tattoff Warrants to be performed and observed by Dr. Tattoff and all the obligations and liabilities thereunder.

                  (a) As promptly as practicable after the Effective Time, the Company shall deliver to each holder of a Dr. Tattoff Warrant a notice that contains a calculation in reasonable detail and accurately reflects the number of shares of Company Common Stock that each such holder is entitled to receive upon the exercise of such holder's Dr. Tattoff Warrant and the applicable adjusted exercise price. Together with such notice, or as part of such notice, Company shall deliver a duly executed confirmation that Company has expressly assumed the due and punctual observance and performance of each and every covenant contained in, and condition of, the applicable Dr. Tattoff Warrant to be performed and observed by Dr. Tattoff and all the obligations and liabilities thereunder.

                  (b) The number of shares of Company Common Stock issuable upon exercise of the Company Warrants shall be reserved by Company out of authorized but unissued Company Common Stock for issuance upon exercise in full of all Company Warrants after the Effective Time. Notwithstanding the foregoing, upon the expiration of the Company Warrants, such Company Common Stock reserved for issuance upon the exercise of the Company Warrants shall no longer be reserved.

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                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF DR. TATTOFF

      Except as may be provided in a disclosure letter delivered by Dr. Tattoff to the Company on the date hereof (the "Dr. Tattoff Disclosure Letter"), Dr. Tattoff hereby represents and warrants to the Company as follows:

            3.1. Organization and Qualification. Dr. Tattoff is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has requisite corporate power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. Dr. Tattoff is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Dr. Tattoff.

            3.2. Equity Investments. Dr. Tattoff has no subsidiaries and does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity, except as set forth on Schedule 3.2.

            3.3. Authority to Execute and Perform Agreement. Dr. Tattoff has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby (collectively, the "Transactions"). The execution, delivery and performance by Dr. Tattoff of this Agreement and the consummation by Dr. Tattoff of the Transactions have been duly authorized and approved by all necessary corporate action.

            3.4. Binding Effect. This Agreement has been validly executed and delivered by Dr. Tattoff and, assuming the due execution and delivery hereof by the Company, constitutes a valid and binding obligation of Dr. Tattoff, enforceable against Dr. Tattoff in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

            3.5. Capitalization. Except for the notes and warrants issued in connection with the Bridge Financing and except as set forth in Section 3.5(b) of the Dr. Tattoff Disclosure Letter, there are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls, commitments or agreements relating to (i) the authorized and unissued membership interests of Dr. Tattoff, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from Dr. Tattoff, any membership interests of Dr. Tattoff and no such convertible or exchangeable securities or obligations are outstanding.

            3.6. Vote Required; Managers' Approval. The only vote necessary to approve the Merger is the affirmative vote of the holders of a majority of the outstanding Membership Interests of Dr. Tattoff. The managing members of Dr. Tattoff, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the CALLCA.

            3.7. Litigation. There are no judicial, governmental, administrative or arbitral actions, claims, suits or proceedings or investigations (collectively, "Legal Proceedings") pending or, to the Knowledge of Dr. Tattoff, threatened against or involving Dr. Tattoff or any of its respective property or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving Dr. Tattoff.

            3.8. Title to Properties; Absence of Liens. Dr. Tattoff has (i) good and marketable title free and clear of any and all liens and encumbrances of any kind in and to all of its assets and properties, excluding immaterial matters and (ii) sufficient rights to all of their respective assets and properties to permit them to carry on their business as currently contemplated, whether real, personal or fixed, free and clear of all Liens, in each case, except (a) for Liens set forth in Section 3.8 of the Dr. Tattoff Disclosure Letter, (b) for Liens for Taxes not yet due and payable or which Dr. Tattoff is contesting in good faith and for which adequate reserves have been established, (c) for such properties and assets as may have been sold since the date hereof in the ordinary course of business, and (d) for Liens not securing debt that do not materially detract from the value or materially interfere with the use of the property subject thereto (collectively, "Permitted Liens").

            3.9. Compliance with Laws. Dr. Tattoff is not in violation of, default under, or conflict with, any applicable order, consent, approval, authorization, registration, declaration, filing, judgment, injunction, award, decree or writ of any Governmental Body or court of competent jurisdiction (collectively, "Orders") or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            3.10. Consents and Approvals. Except for (i) those consents, approvals, orders, authorizations, filings or notices set forth in Section 3.10 of the Dr. Tattoff Disclosure Letter, (ii) applicable requirements of the Securities Act, the Exchange Act or state securities or "blue sky" laws ("Blue Sky Laws"), (iii) the Florida Certificate of Merger and (iv) the California Certificate of Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by Dr. Tattoff in connection with the execution, delivery and performance by Dr. Tattoff of this Agreement, each and every agreement contemplated hereby, and the consummation by Dr. Tattoff of the Transactions.

            3.11. Non-contravention. The execution and delivery of this Agreement and the Transaction Documents by Dr. Tattoff, the performance by Dr. Tattoff of its obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by Dr. Tattoff (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of Dr. Tattoff's charter or bylaws, (ii) any applicable laws, (iii) any material agreement, contract, lease, license or instrument to which Dr. Tattoff is a party or by which it or any of its properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of Dr. Tattoff pursuant to any provision of any contract or Lien.

            3.12. Dr. Tattoff Material Contracts. Except as set forth in Section
3.12 of the Dr. Tattoff Disclosure Letter, Dr. Tattoff is not in default under any Material Contract of Dr. Tattoff, nor to the Knowledge of Dr. Tattoff does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of Dr. Tattoff, no other party to any such Material Contract of Dr. Tattoff is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. No approval or consent of any person is needed in order that the Material Contracts of Dr. Tattoff continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

            3.13. Taxes. Except as set forth in Section 3.13 of Dr. Tattoff Disclosure Letter:

                  (a) Filing of Tax Returns. Dr. Tattoff has timely filed, or has had timely filed on its behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes it is required to file. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. Dr. Tattoff has not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of Dr. Tattoff, no claim has ever been made by any Taxing authority in a jurisdiction where Dr. Tattoff does not file Tax Returns, or has Tax Returns filed on its behalf, that Dr. Tattoff is or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

                  (b) Payment of Taxes. All Taxes owed by Dr. Tattoff (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on Dr. Tattoff's books and/or records have been established. Dr. Tattoff has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. Dr. Tattoff has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of Dr. Tattoff (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of Dr. Tattoff's most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Dr. Tattoff in filing, or having filed on its behalf, its Tax Returns. The charges, accruals and reserves on the books of Dr. Tattoff in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

                  (c) Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of Dr. Tattoff either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of Dr. Tattoff has Knowledge. There is no currently pending audit of any Tax Return of Dr. Tattoff by any Taxing authority, and Dr. Tattoff has not been notified in writing that any Taxing authority intends to audit any Tax Return of Dr. Tattoff. Dr. Tattoff has not executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

            3.14. Financial Statements.

                  (a) Dr. Tattoff has delivered to the Company copies of its balance sheets and statements of income for the fiscal years ended December 31, 2006 and 2005 and its unaudited balance sheets and statements of income for the six month period ended June 30, 2007 (the "Dr. Tattoff Financial Statements"). Dr. Tattoff Financial Statements present fairly the financial condition and results of operations of Dr. Tattoff at the dates and for the periods covered by the Dr. Tattoff Financial Statements. Dr. Tattoff represents and warrants that there has been no material adverse change in the financial condition of Dr. Tattoff from that stated in Dr. Tattoff Financial Statements.

                  (b) The Dr. Tattoff Financial Statements and any notes related thereto comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of Dr. Tattoff as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  (c) Dr. Tattoff does not have any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the audited financial statements of Dr. Tattoff. Dr. Tattoff has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

            3.15. Books and Records. The books and records, financial and otherwise, of Dr. Tattoff are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of Dr. Tattoff.

            3.16. Intellectual Property. Except as set forth in Section 3.16 of the Dr. Tattoff Disclosure Letter, Dr. Tattoff has no Intellectual Property for its business as now conducted and as proposed to be conducted. To the Knowledge of Dr. Tattoff, the business as conducted and as proposed to be conducted by Dr. Tattoff does not and will not cause Dr. Tattoff to infringe or violate any of the Intellectual Property of any other Person.

            3.17. Environmental Matters. (i) Dr. Tattoff is in compliance in all material respects with applicable Environmental Laws; (ii) Dr. Tattoff has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of Dr. Tattoff which have given rise to or are reasonably likely to give rise to any material liability on the part of Dr. Tattoff under any Environmental Law; (iv) Dr. Tattoff has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of Dr. Tattoff or the use of any property or facility by Dr. Tattoff, or to the Knowledge of Dr. Tattoff, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

            3.18. Real Property. Dr. Tattoff does not own, and has not owned, any real property or any interest in any real property.

            3.19. Broker's Fees. Except as set forth in Section 3.19 of the Dr. Tattoff Disclosure Letter, no broker, finder, agent or similar intermediary has acted on behalf of Dr. Tattoff in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with Dr. Tattoff.

            3.20. Labor Matters. Dr. Tattoff is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of Dr. Tattoff, no application for certification of a collective bargaining agent is pending. Dr. Tattoff is in compliance with all Applicable Laws applicable to Dr. Tattoff affecting employment practices and terms and conditions of employment.

            3.21. Absence of Liabilities. As of June 30, 2007, the date of Dr. Tattoff's most recent balance sheet, Dr. Tattoff does not have any debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not otherwise set forth in
Section 3.21 of the Dr. Tattoff Disclosure Letter, which shall be updated as of the Closing Date.

            3.22. Absence of Certain Changes or Events. Since June 30, 2007, Dr. Tattoff has not:

                  (a) Conducted any business or engaged in any activities other than activities related to the negotiation and execution of this Agreement or activities in the ordinary course of its business;

                  (b) Declared or made any payment of dividends or other distributions to its stockholders or upon or in respect of any shares of its capital stock or purchased, or obligated itself to purchase, retire or redeem, any shares of its capital stock or other securities;

                  (c) Amended its articles of incorporation or bylaws;

                  (d) Borrowed or agreed to borrow any funds; incurred or agreed to incur or become subject to any debts, liabilities or obligations of any kind whatsoever (other than (i) in connection with the Bridge Financing, (ii) in conjunction with the negotiation and execution of this Agreement, (iii) legal, accounting, advisory and board of director fees and expenses, (iv) obligations incurred in the ordinary course of business or (v) as set forth in Section 3.22(d) of the Dr. Tattoff Disclosure Letter); subjected or agreed to subject any of the assets or properties of Dr. Tattoff to any lien, security interest, charge, interest or other encumbrance or suffered such to be imposed; or guaranteed or agreed to guarantee the debts or obligations of others.

            3.23.  Full  Disclosure.  This Agreement  (including the Dr. Tattoff
Disclosure Letter) does not (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or
(ii) omit to state any material fact necessary in order to make the representations, warranties and information contained herein, in the context in which made or provided, not false or misleading.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                                 OF THE COMPANY

      Except as may be provided in a disclosure letter delivered by the Company on the date hereof (the "Company Disclosure Letter"), the Company hereby represents and warrants to the Dr. Tattoff as follows:

            4.1. Organization and Qualification; Subsidiaries. The Company is a corporation, duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has requisite power and authority and governmental approvals to own, lease and operate its properties and to carry on its business as currently conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership or leasing of its property or the conduct of its business requires such qualification or licensing, except where the failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company. The Company has not engaged in any business activities of any type or kind whatsoever. The Company does not have any subsidiaries.

            4.2. Equity Investment. The Company does not own any equity interest in any other corporation or in any partnership, limited liability company or other form of business entity.

            4.3. Authority to Execute and Perform Agreement. The Company has the requisite power and all authority required to enter into, execute and deliver this Agreement and the Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action.

            4.4. Binding Effect. This Agreement has been validly executed and delivered by the Company and, assuming the due execution and delivery hereof by Dr. Tattoff, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting or relating to enforcement of creditors' rights generally, and (ii) general equitable principles (regardless of whether such enforceability is considered in equity or at law).

            4.5. Capitalization.

                  (a) As of the date hereof, the authorized capital stock of the Company consists of (i) Eighty Million (80,000,000) shares of common stock, par value $0.0001 per share, of which Forty Five Thousand (45,000) shares of common stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable and (ii) Twenty Million (20,000,000) shares of preferred stock, par value $0.0001 per share, of which none are issued and outstanding.

                  (b) Obligations. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or acquire shares of the Company.

                  (c) Options, Warrants, etc. There are no existing options, rights, subscriptions, warrants, unsatisfied preemptive rights, calls or commitments relating to (i) the authorized and unissued capital stock of the Company, or (ii) any securities or obligations convertible into or exchangeable for, or giving any Person any right to subscribe for or acquire from the Company any shares of capital stock of the Company and no such convertible or exchangeable securities or obligations are outstanding.

                  (d) Registration. The outstanding shares of the capital stock of the Company have been issued in full compliance with the registration and prospectus delivery requirements of the Securities Act or in compliance with applicable exemptions therefrom, and the registration and qualification requirements of all applicable securities laws of states of the United States.

                  (e) Merger Shares. The Merger Shares, when paid for and then issued as provided in this Agreement, will be duly authorized and validly issued, fully paid and nonassessable, and will be free of any Liens or encumbrances and of restrictions on transfer, other than restrictions on transfer under applicable state and federal securities laws or the Transaction Documents.

            4.6. Board Approval. The Board of Directors of the Company, by resolutions duly adopted at a meeting duly called and held at which a quorum was present or by the unanimous written consent in lieu of such a meeting, has approved this Agreement, the Merger and the Transactions in accordance with the requirements of the FLBCA.

            4.7. SEC Reports and Financial Statements.

                  (a) Each form, report, schedule, registration statement, proxy statement, information statement, exhibit and any other document, to the extent required to be filed in accordance with Applicable Law by the Company with the Securities and Exchange Commission (the "SEC") (as such documents have been amended prior to the date hereof, the "SEC Reports"), as of its respective date, has complied in all material respects with the applicable requirements of the Securities Act and Exchange Act and was timely filed (except where a valid extension of the filing date was filed and the applicable SEC Report was filed within the period permitted by such extension). None of the SEC Reports, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified or superseded by subsequent filings prior to the date hereof.

                  (b) The consolidated financial statements of the Company included in such SEC Reports and any notes related thereto comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited interim financial statements, as permitted by Form 10-QSB of the SEC) and fairly present in all material respects (subject, in the case of the unaudited interim financial statements, to normal, recurring year end adjustments none of which are or will be material in amount, individually or in the aggregate) the consolidated financial position of the Company as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

                  (c) The Company does not have any direct or indirect liabilities that were not fully and adequately reflected or reserved against on the balance sheet or described in the notes to the audited financial statements of the Company. The Company has no Knowledge of any circumstance, condition, event or arrangement that has taken place at any time that may hereafter give rise to any liabilities.

            4.8. No Material Adverse Change. Except as set forth in SEC Reports filed since June 14, 2006 (the "Recent Reports"), since June 14, 2006, the Company has not conducted any business or engaged in any activities other than activities related to the negotiation and execution of this Agreement or activities in the ordinary course, consistent with past practice, and there has been no change in the business, properties, assets, operations or condition (financial or otherwise) which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on it, and the Company has no Knowledge of any such change that is threatened, nor has there been any damage, destruction or loss affecting the assets, properties, business, operations or condition (financial or otherwise), whether or not covered by insurance which has resulted or reasonably could be expected to result in or which the Company has reason to believe could reasonably be expected to result in a Material Adverse Effect on the Company. Since December 31, 2005, the Company has not taken, directly or indirectly, any of the actions identified in Section 5.1, except as set forth in the Recent Reports.

            4.9. Books and Records. The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with sound business and bookkeeping practices so as to accurately and fairly reflect, in reasonable detail, the transactions and dispositions of the assets and liabilities of the Company

            4.10. Litigation. There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against or involving the Company, or any of its respective property or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, governmental or regulatory body or arbitration tribunal against or involving the Company.

            4.11. Absence of Liabilities. As of July 31, 2007, the date of the Company's most recent balance sheet, the Company has no debts, liabilities or obligations of any kind, whether accrued, absolute, contingent or otherwise, and whether due or to become due, that are not otherwise set forth in Section 4.11 of the Company Disclosure Letter, which shall be updated as of the Closing Date.

            4.12. Title to Properties; Absence of Liens. The Company has good and marketable title to all of their respective assets and properties, whether real, personal or fixed, free and clear of all Liens, except for Liens for Taxes not yet due and payable or which the Company is contesting in good faith and for which adequate reserves have been established.

            4.13. Compliance with Laws. The Company is not in violation of, default under, or conflict with, any applicable Order or any Applicable Law, except for any such violations that would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

            4.14. Intellectual Property. The Company does not own, license or otherwise has any rights in or to any Intellectual Property.

            4.15. Non-Contravention. The execution and delivery of this Agreement and the Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the Transactions contemplated hereby and thereby by such entities (A) do not and will not conflict with, or result in a breach or violation of (i) any provision of the charter or bylaws of any of the Company, (ii) any applicable laws, (iii) any material agreement, contract, lease, license or instrument to which the Company is a party or by which the Company or any of each of its properties or assets are bound and (B) will not result in the creation or imposition of any Lien upon any of the property or assets of the Company pursuant to any provision of any contract or Lien.

            4.16. Consents and Approvals. Except for (i) those consents, approvals, authorizations, filings or notices set forth in Section 4.16 of the Company Disclosure Letter, (ii) applicable requirements of the Securities Act, the Exchange Act or Blue Sky Laws, (iii) notices and filings in connection with the Merger, no consent, approval or authorization of, filing with, or notice to, any Governmental Body is required by the Company in connection with the execution, delivery and performance by the Company of this Agreement, each and every agreement contemplated hereby, and the consummation by the Company of the Transactions.

            4.17. Material Contracts. The Company is not in default under any Material Contract, nor to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default thereunder. To the Knowledge of the Company, no other party to any such Material Contract of the Company is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. No approval or consent of any person is needed in order that the Material Contracts of the Company shall continue in full force and effect following the consummation of the transactions contemplated by this Agreement.

            4.18. Taxes. Except as set forth in Section 4.18 of the Company Disclosure Letter:

                  (a) Filing of Tax Returns. The Company has timely filed, or have had timely filed on their behalf, with the appropriate Taxing authorities all Tax Returns in respect of Taxes required to be filed by them. The Tax Returns filed (including any amendments thereof) are complete and accurate in all material respects. The Company has not requested any extension of time within which to file any Tax Return in respect of any Taxes, which Tax Return has not since been filed in a timely manner. To the Knowledge of the Company, no claim has ever been made by any Taxing authority in a jurisdiction where the Company does not file Tax Returns, or has Tax Returns filed on their behalf, that they are or may be subject to taxation by that jurisdiction, or liable for Taxes owing to that jurisdiction.

                  (b) Payment of Taxes. All Taxes owed by the Company (whether or not shown as due on any Tax Returns) have been paid in full or adequate reserves on their respective books and/or records have been established. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. The Company has made all required estimated Tax payments sufficient to avoid any underpayment penalties. The unpaid Taxes of the Company (A) do not, as of the Closing Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect the timing differences between book and Tax income) set forth on the face of the Company's most recent balance sheets (rather than any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing, or having filed on their behalf, their Tax Returns. The charges, accruals and reserves on the books of the Company in respect of any liability for Taxes (x) based on or measured by net income for any years not finally determined, (y) with respect to which the applicable statute of limitations has not expired or (z) that has been previously deferred, are adequate to satisfy any assessment for such Taxes for any such years.

                  (c) Audits, Investigations or Claims. There is no dispute or claim which has not been resolved concerning any Tax liability of the Company either (A) claimed or raised by any Taxing authority in writing or (B) as to which any of the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge. There is no currently pending audit of any Tax Return of the Company by any Taxing authority, and the Company has not ever been notified in writing that any Taxing authority intends to audit any Tax Return of the Company. The Company has not executed any outstanding waivers or consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns.

                  (d) Lien. There are no encumbrances for Taxes (other than for current Taxes not yet due and payable) on any assets of the Company.

                  (e) Tax Elections. The Company (i) has not agreed, or are required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (ii) have not made an election pursuant to Code Sections 338 or 336(e) or the regulations thereunder or any comparable provisions of any foreign or state or local income tax law; (iii) is not subject to any constructive elections under Code Section 338 or the regulations thereunder; (iv) has not made any payments, are obligated to make any payments, or are a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under ss.280G and ss.162(m) of the Code; and (v) has not made any of the foregoing elections or are required to apply any of the foregoing rules under any comparable state or local income Tax provision. (f) Prior Affiliated Groups. The Company (A) has never been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code and (B) does not have any liability for the Taxes of any person under Treas. Reg. ss.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company is not a successor to any other person by way of merger, reorganization or similar transaction.

                  (g) Tax Sharing Agreements. The Company is not a party to any Tax allocation, indemnity or sharing or similar agreement.

                  (h) Section 355. The Company has not distributed the stock of a "controlled corporation" (within the meaning of that term as used in Section 355(a) of the Code) in a transaction subject to Section 355 of the Code within the past two years.

                  (i) Partnerships. The Company does not own an interest in a partnership for Tax purposes.

            4.19. Environmental Matters. (i) The Company is in compliance in all material respects with applicable Environmental Laws; (ii) the Company has all Permits required pursuant to Environmental Laws and are in compliance in all material respects with the terms thereof; (iii) there are no past or present events, activities, practices, incidents, actions or plans in connection with the operations of the Company which have given rise to or are reasonably likely to give rise to any liability on the part of the Company under any Environmental Law; (iv) the Company has not generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Environmental Laws; and (v) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the business of the Company or the use of any property or facility by the Company, or to the Knowledge of the Company, any nearby or adjacent properties, in each case, which has created or might reasonably be expected to create any material liability under any Environmental Law or which would require reporting to or notification of any Governmental Body.

            4.20. Real Property. The Company has not owned, any real property or any interest in any real property.

            4.21. Broker's Fees. No broker, finder, agent or similar intermediary has acted on behalf of the Company in connection with this Agreement or the Transactions, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any agreement, arrangement or understanding with the Company.

            4.22. Labor Matters. The Company is not now, and has not been in the last five years, bound by or party to any collective bargaining agreement and, to the Knowledge of the Company, no application for certification of a collective bargaining agent is pending. The Company is in compliance with all Applicable Laws applicable to the Company affecting employment practices and terms and conditions of employment.

            4.23. Articles of Incorporation, Bylaws, and Minute Books. The copies of the Articles of Incorporation and of the Bylaws of the Company which have been delivered to the Dr. Tattoff are true, correct and complete copies thereof. The corporate minutes of the Company, which have been delivered to Dr. Tattoff, are complete and accurate minutes of all meetings and accurate consents in lieu of meetings of the Board of Directors (and any committee thereof) and of the stockholders of the Company since the date of incorporation and accurately reflects all transactions referred to in such minutes and consents in lieu of meetings. The Company has delivered to Company all books, records, agreements and other material information of the Company relating to the business of the Company (the "the Company Information"). All documents furnished or caused to be furnished to Dr. Tattoff by the Company are true and correct copies, and there are no amendments or modifications thereto except as set forth in such documents.

            4.24. Full Disclosure. This Agreement (including the Company Disclosure Letter) and the SEC Reports, do not (i) with respect to the Company, contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) with respect to the Company, omit to state any material fact necessary in order to make the representations, warranties and information contained herein (including the Company Disclosure Letter) and the SEC Reports, in the context in which made or provided, not false or misleading.

                                    ARTICLE V

                      ADDITIONAL AGREEMENTS OF THE PARTIES

            5.1. Actions Pending Closing. From the date hereof until the Effective Time, unless otherwise agreed to in writing, each of the parties to this Agreement agree to conduct its business and operations only in the ordinary course and in substantially the same manner as heretofore conducted and the Company shall continue to make timely filings (except pursuant to valid extensions) as required by the SEC pursuant to the Securities Act and the
Exchange Act and shall not take any action that will adversely affect the ability of the Company to qualify for quotation of its common stock on the over the counter bulletin board. Without limiting the generality of the foregoing, prior to the Effective Time, none of the parties to this Agreement shall, except as contemplated by this Agreement (including without limitation, the transactions contemplated in connection with the Bridge Financing), without the prior written consent of the other parties to this Agreement, directly or indirectly, do any of the following:

                  (a) except to the extent required by Applicable Law, as contemplated by this Agreement, amend or otherwise change the articles of incorporation, Bylaws, operating agreement or other similar organizational document;

                  (b) issue or authorize or propose the issuance of, sell, pledge or dispose of, grant or otherwise create, or agree to issue or authorize or propose the issuance, sale, pledge, disposition, grant or creation of any additional shares of, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of, its capital stock or any debt or equity securities convertible into or exchangeable for such capital stock;

                  (c) purchase, redeem or otherwise acquire or retire, or offer to purchase, redeem or otherwise acquire or retire, any shares of its capital stock (including any security convertible or exchangeable into its capital stock);

                  (d) enter into any Material Contract, except in the ordinary course of business;

                  (e) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, reclassify, recapitalize, split, combine or exchange any of its shares of capital stock;

                  (f) incur or become contingently liable with respect to any indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities;

                  (g) (i) increase the compensation payable or to become payable to, or enter into any employment agreement with, any of its directors, executive officers or employees, (ii) grant any severance or termination pay to any director, officer or employee, (iii) enter into any severance agreement with any director, officer or employee, (iv) establish, adopt, enter into, terminate, withdraw from or amend in any material respect or take action to accelerate any rights or benefits under any collective bargaining agreement, any stock option plan or any employee Benefit Plan or policy, or (v) hire any employee or consultant;

                  (h) take any action, other than reasonable actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except as may be required by GAAP;

                  (i) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other means, any business or any corporation, partnership, association or other business entity;

                  (j) mortgage or otherwise encumber, subject to any Lien, or sell, transfer or otherwise dispose of, any of its properties or assets that are material, individually or in the aggregate;

                  (k)  adopt  a  plan  of  complete   or  partial   liquidation,
dissolution, restructuring, recapitalization or other reorganization;

                  (l) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in its financial statements or incurred in the ordinary course of business and consistent with past practice;

                  (m) take, or agree in writing or otherwise to take, any of the actions described in Sections 6.1(a) through (l) above, or any action which would make any of the representations or warranties contained in this Agreement untrue or incorrect in any material respect or prevent the parties to this Agreement from performing or cause the parties to this Agreement not to perform their respective covenants under this Agreement in any material respect;

                  (n) waive, release, assign, settle or compromise any material rights, claims or litigation (including any confidentiality agreement);

                  (o) authorize any of, or commit or agree to take any of, the foregoing actions; or

                  (p) make or change any Tax election, settle any audit, claim or examination of Taxes, adopt or apply to change any method of accounting or accounting practice for Tax purposes, file any amended Tax Return, enter into any closing agreement or request a Tax ruling from a Tax authority, settle any claims for Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Taxes, Tax Return or claim for Taxes, or take any action or fail to take any action that would have a material adverse effect on the Tax liability of any of the parties to this Agreement.

            5.2. Company Shareholders' Approval. As soon as practicable after the date hereof, the Company will take all steps necessary to solicit the approval of the requisite number of stockholders of the Company approving the Merger and this Agreement in accordance with the provisions of the FLBCA (the "Company Consent"). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of the Company's directors, the Board of Directors of the Company (i) shall recommend to the stockholders of the Company that they approve the Merger, and (ii) shall use its reasonable best efforts to obtain the Company Consent.

            5.3. Post-Effective Amendment. The Company shall file with the SEC a Post Effective Amendment pursuant to Rule 419 promulgated under the Securities Act.

            5.4. Dr. Tattoff Member's Approval. As soon as practicable after the date hereof, Dr. Tattoff will take all steps necessary to solicit the approval of the requisite number of its members approving the Merger and this Agreement in accordance with the provisions of the CALLCA and its operating agreement (the "Dr. Tattoff Consent"). Except as otherwise contemplated by this Agreement and subject to the exercise of the fiduciary duties of Dr. Tattoff's managing members, the managing members of Dr. Tattoff (i) shall recommend to the Members of Dr. Tattoff that they approve the Merger, and (ii) shall use its reasonable best efforts to obtain the Dr. Tattoff Consent.

            5.5. Efforts; Consents. Each of the parties to this Agreement agrees to, and to cause its respective Subsidiaries to, use reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to consummate the Merger and the Transactions. Without limiting the generality of the foregoing, each of the parties hereto shall use, and shall cause its respective Subsidiaries to use, reasonable best efforts to obtain all authorizations, consents, orders and approvals of Federal, state, and local regulatory bodies, that are or may become necessary for the performance of its respective obligations pursuant to this Agreement, the Transactions Documents and the consummation of the Transactions, and shall cooperate fully in promptly seeking to obtain such authorizations, consents, orders and approvals as may be necessary for the performance of its respective obligations pursuant to this Agreement, the Transaction Documents and the Transactions. The parties shall not take, and shall cause their respective Subsidiaries not to take, any action which would have the effect of delaying, impairing or impeding the receipt of any required regulatory approvals, and the parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts to secure such approvals as promptly as possible. The parties shall use, and shall cause their respective Subsidiaries to use, reasonable best efforts not to take any action or enter into any transaction which would result in a breach of any covenant made by such party in this Agreement.

            5.6. Filing of Tax Returns; Payment of Taxes. Each of the parties to this Agreement will prepare in a manner consistent with its past practice and timely file all Tax Returns it is required to file, the due date of which (without extensions) occurs on or before the Closing Date and shall pay all Taxes due with respect to any such Tax Returns.

            5.7. Access to Information.

                  (a) The Company shall afford Dr. Tattoff and shall cause its independent accountants to afford to Dr. Tattoff, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all information concerning the Company as Dr. Tattoff may reasonably request, provided that the Company shall not be required to disclose any information which it is legally required to keep confidential. Dr. Tattoff will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and Dr. Tattoff will cause its consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available without any violation of this Agreement by Dr. Tattoff, and in the event of termination of this Agreement for any reason the Company shall promptly return, or cause to be returned, to Dr. Tattoff all documents obtained from Dr. Tattoff, and any copies made of such documents, extracts and copies thereof.

                  (b) Dr. Tattoff shall afford the Company and the Company Shareholders and shall cause its independent accountants to afford to the Company and the Company Shareholders, and their accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing to all of Dr. Tattoff's properties, books, contracts, commitments and records and to the audit work papers and other records of Dr. Tattoff's independent accountants. During such period, Dr. Tattoff shall use reasonable efforts to furnish promptly to the Company and the Company Shareholders such information concerning Dr. Tattoff as the Company and the Company Shareholders may reasonably request, provided that Dr. Tattoff shall not be required to disclose any information which it is legally required to keep confidential. The Company and the Company Shareholders will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and the Company and the Company Shareholders will cause their respective consultants and advisors also to hold such information in confidence) until such time as such information otherwise becomes publicly available without any violation of this Agreement by the Company, and in the event of termination of this Agreement for any reason the Company and the Company Shareholders shall promptly return, or cause to be returned, to the disclosing party all documents obtained from Dr. Tattoff, and any copies made of such documents, extracts and copies thereof.

            5.8. Confidentiality. Unless (i) otherwise expressly provided in this Agreement, (ii) required by Applicable Law, (iii) necessary to secure any required consents as to which the other party has been advised, or (iv) consented to in writing by Dr. Tattoff and the Company, this Agreement and any information or documents furnished in connection herewith shall be kept strictly confidential by the Company, Dr. Tattoff and its Subsidiaries, and their respective officers, directors, employees and agents. Prior to any disclosure pursuant to the preceding sentence, the party intending to make such disclosure shall consult with the other party to the extent practicable regarding the nature and extent of the disclosure. Subject to the preceding sentence, nothing contained herein shall preclude disclosures to the extent necessary to comply with accounting, SEC and other disclosure obligations imposed by Applicable Law. In the event the Merger is not consummated, Dr. Tattoff and the Company shall return to the other all documents furnished by the other and all copies thereof made by such party and will hold in absolute confidence all information obtained from the other party except to the extent (i) such party is required to disclose such information by Law or such disclosure is necessary in connection with the pursuit or defense of a claim, (ii) such information was known by such party prior to such disclosure or was thereafter developed or obtained by such party independent of such disclosure, (iii) such party received such information on a non-confidential basis from a source, other than the other party, which is not known by such party to be bound by a confidentiality obligation with respect thereto or (iv) such information becomes generally available to the public or is otherwise no longer confidential. Prior to any disclosure of information pursuant to the exception in clause (i) of the preceding sentence, the party intending to disclose the same shall so notify the party which provided the same to the extent practicable in order that such party may seek a protective order or other appropriate remedy should it choose to do so.

            5.9. Notification of Certain Matters. The Company shall give prompt notice to Dr. Tattoff if any of the following occurs after the date of this
Agreement: (i) receipt of any notice or other communication in writing from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement; (ii) receipt of any notice or other communication from any Governmental Authority (including, but not limited to, the NASD, the SEC or any securities exchange) in connection with the transactions contemplated by this Agreement; (iii) the occurrence or non-occurrence of any fact or event which could reasonably be expected to cause any covenant, condition or agreement hereunder not to be complied with or satisfied in any material respect; (iv) the commencement or threat of any litigation involving or affecting the Company, or any of their respective properties or assets; (v) the occurrence or non-occurrence of any fact or event that causes or is reasonably likely to cause a breach by the Company of any provision of this Agreement, and (vi) the occurrence of any event that, had it occurred prior to the date of this Agreement without any additional disclosure hereunder, would have constituted a Material Adverse Effect on the Company.

            5.10. Non-Solicitation.

                  (a) No party to this Agreement, nor any of their respective officers, directors, employees, agents, affiliates, accountants, counsel, investment bankers, financial advisors or other representatives (collectively, "Representatives"), shall (i) directly or indirectly, initiate, solicit or encourage, or take any action to facilitate the making of, any Acquisition Proposal, (ii) enter into any agreement or take any other action that by its terms could reasonably be expected to adversely affect the ability of the parties hereto to consummate the Merger, or (iii) directly or indirectly engage or otherwise participate in any discussions or negotiations with, or provide any information or data to, or afford any access to their properties, books or records to, or otherwise assist, facilitate or encourage, any person (other than Dr. Tattoff or any affiliate or associate thereof) relating to any Acquisition Proposal.

                  (b) Each of the  parties to this  Agreement  and each of their
Representatives shall immediately cease and cause to be terminated all existing discussions and negotiations, if any, with any other persons conducted heretofore with respect to any Acquisition Proposal.

                  For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any person relating to (i) any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of any party to this Agreement, taken as a whole, or 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or Dr. Tattoff, (ii) any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the common stock or voting power (or of securities or rights convertible into or exercisable for such common stock or voting power) of the Company or Dr. Tattoff, or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, Dr. Tattoff or any of their Subsidiaries that constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries or Dr. Tattoff and its Subsidiaries, as the case may be, taken as a whole, or that results in the stockholders of the Company or the Members of Dr. Tattoff, as the case may be, immediately prior to such transaction owning less than 50% of the outstanding voting securities of the Company or Dr. Tattoff, as the case may be, immediately after such transaction, in each case other than the transactions contemplated by this Agreement. Each of the transactions referred to in clauses
(i) - (iii) of the foregoing definition of Acquisition Proposal, other than the Merger proposed by this Agreement, is referred to herein as an "Acquisition Transaction."

            5.11. Further Assurances. At any time and from time to time after the Closing, each party to this Agreement agrees to cooperate with each other party and to execute and deliver such other documents, instruments of transfer or assignment, files, books and records and do all such further acts as may be reasonably required to consummate the Transactions, including to provide any necessary information in connection with the Company's filing its Post Effective Amendment with the SEC.

            5.12. Public Disclosure. Prior to the Closing, each party to this Agreement shall consult with each other party before issuing any press release or otherwise making any public statements, announcements or communications with respect to this Agreement or any of the Transactions and shall not issue any such press release or make any such public statement, announcement or communication without the prior written consent of the other parties, which consent shall not be unreasonably withheld, except as may be required by Applicable Law.

            5.13. Board of Directors. Prior to the Effective Time, the Board of Directors of the Company, in accordance with applicable law, shall take all necessary action (including the resignation of existing directors) to cause its Board of Directors, as of the Effective Time, to consist of a total of five members, with all such members to be designated in writing by Dr. Tattoff, each to hold office from the Effective Time until their respective successors are duly elected or appointed and qualify, or they resign or are removed.

            5.14. Existing Company Liabilities. At July 31, 2007 and at Closing, the Company shall pay or otherwise satisfy or discharge all of its debts, obligations and liabilities of any kind whatsoever, including, without limitation, all of the debts, obligations and liabilities set forth on the July 31, 2007 balance sheet, incurred between the date thereof and the Closing Date.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

            6.1. Conditions to Each Party's Obligations to Consummate the Transactions. The respective obligations of each party to this Agreement to consummate the Transactions shall be subject to the following conditions, unless waived in writing prior to the Closing Date by such party:

                  (a) Consents and Approvals. All consents, approvals, authorizations, orders and action of any Governmental Body required to permit the consummation of the Transactions shall have been obtained or made and shall be in full force and effect.

                  (b) No Restraints. No action shall have been taken, and no statute, rule, regulation, executive order, judgment, decree, or injunction shall have been enacted, entered, promulgated or enforced (and not repealed, superseded, lifted or otherwise made inapplicable), by any court or governmental or regulatory agency of competent jurisdiction which restrains, enjoins or otherwise prohibits the consummation of the Transactions (each party agreeing to use its reasonable best efforts to avoid the effect of any such statute, rule, regulation or order or to have any such order, judgment, decree or injunction lifted).

                  (c) Investment Letter. Each Dr. Tattoff Member shall have delivered to the Company and Dr. Tattoff a completed investment representation letter in the form attached hereto as Exhibit A (each, an "Investment Letter").

                  (d) Rule 419. The Company shall have filed its Post Effective Amendment with the SEC pursuant to Rule 419 promulgated under the Securities Act.

            6.2. Conditions to Obligations of the Company to Consummate the Transactions.

      The obligation of the Company to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by the Company:

                  (a) Representations and Warranties. The representations and warranties of Dr. Tattoff contained herein that are qualified as to materiality or a Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

                  (b) Performance of Obligations. Dr. Tattoff shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by each of them prior to the Effective Time.

                  (c) Officer's Certificate. Dr. Tattoff shall have executed and delivered to the Company a certificate, dated the date of Closing and signed by an officer of Dr. Tattoff, evidencing compliance with Sections 6.2(a) and 6.2(b) hereof.

                  (d) Due Diligence. The Company shall have completed its financial, business and legal due diligence investigation of Dr. Tattoff to the Company's and its counsel's satisfaction which shall be determined at the sole and absolute discretion of the Company and its counsel.

                  (e) Equity Financing. Definitive agreements obligating investors to acquire at least $2,500,000 in capital stock of the Company based on a pre-money valuation as reasonably agreed among the parties, on terms and conditions satisfactory to Dr. Tattoff, in its sole discretion, shall have been executed and delivered to the Company, subject only to the Closing of the Merger, and the purchase price for such capital stock shall have been placed in escrow with the release of such purchase price subject only to the closing of the Merger.

                  (f) Stock Certificates. Certificates evidencing the number of Merger Shares to be issued to each Dr. Tattoff Member in the names of such Dr. Tattoff Members shall have been delivered by the Company's agent to counsel to Dr. Tattoff in accordance with Section 2.2.

                  (g) Approval. Holders of at least a majority of the Company's outstanding capital stock shall have approved the Merger and this Agreement in accordance with the FLBCA.

                  (h) Legal Opinion. Dr. Tattoff Members shall have received the legal opinion of counsel to the Company, in agreed upon form addressed to such Members.

                  (i) Resignations. The members of the Board of Directors of the Company shall have each delivered his or her resignation effective as of the Closing in a form reasonably acceptable to Dr. Tattoff.

                  (j) Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on Dr. Tattoff.

            6.3. Conditions to Obligations of Dr. Tattoff to Consummate the Transactions. The obligation of Dr. Tattoff to consummate the Transactions shall be subject to the satisfaction of the following conditions, unless waived in writing prior to the Closing Date by Parent and Merger Sub:

                  (a) Representations and Warranties. The representations and warranties of the Company contained herein that are qualified as to materiality or a Material Adverse Effect (or similar concept) shall be true and correct, and those not so qualified shall be true and correct in all material respects, in each case at and as of the Effective Time with the same force and effect as though made at and as of the Effective Time (except to the extent a representation or warranty speaks specifically as of an earlier date, in which case as of such date).

                  (b) Performance of Obligations. The Company shall have performed, in all material respects, all obligations and complied with all covenants required by this Agreement to be performed or complied with, in all material respects, by it prior to the Effective Time.

                  (c) Officer's Certificate. The Company shall have executed and delivered to Dr. Tattoff a certificate, dated the date of Closing and signed by an officer of the Company, evidencing compliance with Sections 6.3(a) and 6.3(b) hereof.

                  (d) Approval. Holders of at least a majority of the outstanding membership interests of Dr. Tattoff shall have approved the Merger and this Agreement in accordance with the CALLCA. (e) Legal Opinion. The Company Shareholders shall have received the legal opinion ------------- of counsel to the Dr. Tattoff, in agreed upon form addressed to such Company Shareholders.

                  (f) Material Adverse Effect. There shall not have occurred after the date hereof any event or events that, individually or in the aggregate, constitute a Material Adverse Effect on the Company.

                                   ARTICLE VII

                                   TERMINATION

            7.1. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by the stockholders of the Company:

                  (a) by the mutual written consent of the parties to this Agreement;

                  (b) by either the Company or Dr. Tattoff, by written notice to the other if, for any reason, the Closing has not occurred prior to the close of business on or before November 15, 2007; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to the Company or Dr. Tattoff, as applicable, if the party seeking to terminate the Agreement is responsible for the delay;

                  (c) by either the Company or Dr. Tattoff, by written notice to the other, if any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable;

                  (d) at the  election of the  Company,  if (i) Dr.  Tattoff has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty
(30) Business Days following delivery of written notice of such breach by the Company to Dr. Tattoff; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) (A) shall not be available to the Company if the Company at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement, or
(B) if the Company or its counsel is not satisfied with the financial, business or legal due diligence investigation of Dr. Tattoff or any item or issue that is discovered in the course of such investigation as determined by the Company or its counsel in its sole and absolute discretion; and

                  (e) at the election of Dr. Tattoff, if the Company has materially breached any representation, warranty, covenant or agreement contained in this Agreement, which breach has not been cured on or before thirty
(30) Business Days following delivery of written notice to the Company of such breach by Dr. Tattoff; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to Dr. Tattoff if Dr. Tattoff, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement.

            7.2. Effect of Termination. In the event of the termination of this Agreement by either the Company or Dr. Tattoff pursuant to Section 7.1, (i) this Agreement shall forthwith become void and have no further force or effect, and
(ii) there shall be no further liability under this Agreement on the part of Dr. Tattoff or the Company, other than pursuant to the provisions of Section 5.6,
Section 5.7, this Section 7.2 and Section 7.3.

            7.3. Expenses; Termination Fees.

                  (a) Except as set forth in this Section 7.3, all costs and expenses incurred in connection with this Agreement and the Transaction shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

                  (b) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party to whom such payment will be made.

                  (c) The term "Expenses" shall mean all out-of-pocket expenses incurred by the Company and its affiliates in connection with this Agreement, any letter of intent related to this Agreement, and the transactions and due diligence contemplated hereby, including, without limitation, fees and expenses of accountants, attorneys and financial advisors.

                  (d) The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Dr. Tattoff nor the Company would enter into this Agreement. Accordingly, if either party fails to promptly pay any amounts owing pursuant to this Section 7.3 when due, then the party from whom such payment is due shall in addition thereto pay to the other party all costs and expenses (including fees and disbursements of counsel) incurred in collecting such amounts, together with interest on such amounts (or any unpaid portion thereof) from the date such payment was required to be made until the date such payment is received by the party entitled to such payment hereunder at the prime rate of Chase Manhattan as in effect from time to time during such period.

                                  ARTICLE VIII

                                  MISCELLANEOUS

            8.1. Certain Definitions; Rules of Construction. Definitions shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. All Exhibits and Schedules attached hereto shall be deemed incorporated herein as if set forth in full herein and, unless otherwise defined therein, all terms used in any Exhibit or Schedule shall have the meaning ascribed to such term in this Agreement. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise expressly provided herein, any agreement, plan, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, plan, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. For the purposes of this Agreement, the following terms shall have the following meanings:

      "Acquisition Proposal" has the meaning set forth in Section 5.9.

      "Acquisition Transaction" has the meaning set forth in Section 5.9.

      "Adjustment Event" has the meaning set forth in Section 2.3.

      "Affiliate" shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. The term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

      "Applicable Law" means any Federal, state or local law, regulation, code, ordinance, statute, rule, Order, judgment, decree or other requirement of a Governmental Body applicable to the business of the Company or Dr. Tattoff, as the context may require.

      "Benefit Plan" means each deferred compensation, executive compensation, incentive compensation, stock purchase or other stock-based compensation plan, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee Benefit Plan, program, agreement or arrangement, including, without limitation, each "employee Benefit Plan" as such term is defined under Section 3(3) of ERISA.

      "Blue Sky Laws" has the meaning set forth in Section 3.10.

      "Bridge Financing" means the bridge financing pursuant to which lenders provided financing for Dr. Tattoff in an aggregate amount of $375,000.

      "Business Day" means any day other than Saturday or Sunday or any other day on which banks in the State of New York are permitted or obligated to be closed for business.

      "CALLCA" has the meaning set forth in the recitals.

      "California  Certificate  of Merger"  has the meaning set forth in Section
1.2.

      "Claim" means any action, suit, claim, complaint, demand, litigation or similar proceeding.

      "Closing" has the meaning set forth in Section 1.2.

      "Closing Date" has the meaning set forth in Section 1.2.

      "Company" has the meaning set forth in the preamble.

      "Company Certificates" has the meaning set forth in Section 2.2(a).

      "Company Common Stock" has the meaning set forth in Section 2.1(b).

      "Company Consent" has the meaning set forth in Section 5.2.

      "Company Disclosure Letter" has the meaning set forth in Article III.

      "Company Shareholder" and "Company Shareholders" have the meaning set forth in Section 2.1.

      "Company Warrant" has the meaning set forth in Section 2.4.

      "Dr. Tattoff Disclosure Letter" has the meaning set forth in Article IV.

      "Dr. Tattoff" has the meaning set forth in the preamble.

      "Dr. Tattoff Financial Statements" has the meaning set forth in Section 3.14.

      "Dr. Tattoff Information" has the meaning set forth in Section 4.24.

      "Dr. Tattoff Warrant" has the meaning set forth in Section 2.4.

      "Effective Time" has the meaning set forth in Section 1.2.

      "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees, judgments, permits, licenses, consents, approvals, authorizations, and governmental requirements or directives or other obligations lawfully imposed by Governmental Body under federal, state, local or common law, indemnity agreements or other contractual obligations, in each case, pertaining to the protection of the environment, protection of public health, protection of worker health and safety, the treatment, emission and/or discharge of gaseous, particulate and/or effluent pollutants, and/or the handling of hazardous materials, including, without limitation, the Clean Air Act, 42 U.S.C. ss. 7401, et seq., the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), 42 U.S.C. ss. 9601, et seq., the Federal Water Pollution Control Act, 33 U.S.C. ss. 1321, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. ss. 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901, et seq. ("RCRA"), and the Toxic Substances Control Act, 15 U.S.C. ss. 2601, et seq.

      "Exchange Act" means the Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Exchange Agent" has the meaning set forth in Section 2.2.

      "Expenses" has the meaning set forth in Section 7.3(d).

      "FLBCA" has the meaning set forth in the recitals.

      "Florida Certificate of Merger" has the meaning set forth in Section 1.2.

      "Fully Diluted Basis" shall mean that the amount of common stock of an entity outstanding shall be determined on the basis that all outstanding options, warrants and other convertible securities shall be deemed to be fully exercised or converted (as the case may be) into common stock; provided however, that the notes and warrants issued by the Company in connection with the Bridge Financing shall not be included in a calculation on a Fully Diluted Basis for purposes of this Agreement.

      "GAAP" has the meaning set forth in Section 4.7(b).

      "Governmental Body" means any court, administrative or regulatory agency or commission or other governmental authority of competent jurisdiction.

      "Government Agency" means (i) the United States Government, including all departments and agencies of any branch of the United States Government, all independent agencies or instrumentalities and all non-appropriated fund activities within the United States Government and United States Government corporations, and (ii) any state or local government, including all departments, agents, agencies, branches, independent agencies or instrumentalities, activities, and non-appropriated fund activities of or within a state or local government and all state or local government corporations.

      "Hazardous Substances" means any pollutants, contaminants, toxic or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds, chemicals (including, without limitation, petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials, building construction materials and debris, polychlorinated biphenyls ("PCBs") and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables, corrosives and urea formaldehyde foam insulation) that are regulated by any Environmental Laws.

      "Intellectual Property" means all of the following as they are used in connection with the business of a Person as presently conducted and as they exist in all jurisdictions throughout the world, in each case, to the extent owned by such Person:

                  (a) patents, patent applications and inventions, designs and improvements described and claimed therein, patentable inventions and other patent rights (including any divisions, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are modified, withdrawn, or resubmitted);

                  (b) trademarks, service marks, trade dress, trade names, brand names, designs, logos, or corporate names, whether registered or unregistered, and all registrations and applications for registration thereof;

                  (c) copyrights and mask works, including all renewals and extensions thereof, copyright registrations and applications for registration thereof;

                  (d) trade secrets, confidential business information and other proprietary information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, technical data and databases, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, mask work, or trade secret protection);

                  (e) computer software programs, including, without limitation, all source code, object code, and documentation related thereto; and

                  (f) Internet addresses, domain names, web sites, web pages and similar rights and items.

      "Investment Letter" has the meaning set forth in Section 6.1(c).

      "Knowledge" with respect to any Person, means the actual knowledge of any of the officers or directors of such Person after diligent inquiry.

      "Legal Proceedings" has the meaning set forth in Section 3.7.

      "Lien" means any mortgage, pledge, lien, charge, easement, restrictive covenant, encumbrance, voting or transfer restriction, or security interest.

      "Material Adverse Effect" means any change, effect, event or occurrence that is materially adverse to the condition (financial or otherwise), assets, properties, business or operations of a Person and its Subsidiaries, taken as a whole.

      "Material Contract" means all of the following contracts, agreements, understandings or arrangements, whether or not in writing, to which a Person is a party or by or to which any of them or any of their assets or properties are bound or subject, with respect to: (i) any current or former officer, director, stockholder, employee, consultant, agent or other representative or with an entity in which any of the foregoing is a contracting person; (ii) any labor union or association representing any employee; (iii) the purchase or sale of materials, supplies, equipment, merchandise or services that contain an escalation, renegotiation or redetermination clause calling for an aggregate purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements); (iv) the sale of any of its assets or properties other than in the ordinary course of business or for the grant to any person of any preferential rights to purchase any of its assets or properties; (v) joint ventures, strategic alliances or partnerships; (vi) an indemnity or sharing of any tax liability of any third party; (vii) the purchase or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) that cannot be canceled by such Person with less than ninety days' notice without incurring liability, premium or penalty; (viii) the sharing of fees, the rebating of charges or other similar arrangements; (ix) obligations or liabilities of any kind to holders of such Person securities as such; (x) covenants of such Person not to compete in any line of business or with any person in any geographical area or covenants of any other person not to compete with the such Person in any line of business or in any geographical area; (xi) the acquisition by the such Person of any operating business, including the assets or the capital stock of any other person; (xii) options for the purchase of any asset, tangible or intangible, requiring the payment to any person of a commission or fee; (xiii) the payment of fees or other consideration on behalf of any officer or director of such Person or to any other entity in which any of the foregoing has an interest;
(xiv) the borrowing of money; (xv) any purchase price or sale price or payments of more than $5,000 in any one case (or in the aggregate, in the case of any related series of contracts and other agreements) whether or not made in the ordinary course of business; (xvi) the purchase or sale of material, supplies, equipment, merchandise, intellectual property, real property, assets (whether tangible or intangible) or services where the purchase or sale price, the estimated purchase or sale price, the maximum order price, the maximum contract price, or the ceiling price (whether in one case or in the aggregate, in the case of a related series of contracts or other agreements) is more than $5,000, and a party to the contract or the known end or ultimate user, seller, or purchaser is any Government Agency; (xvii) any schedule contracts with the United States General Services Administration or any multiple award schedule contracts, basic agreements, basic ordering agreements, or blanket purchase agreements with any Government Agency; and (xviii) any other contract, agreement or arrangement that is material to the business of a Person.

      "Member" and "Members" have the meaning set forth in Section 2.1(a).

      "Membership Interests" has the meaning set forth in Section 2.1(a).

      "Merger" has the meaning set forth in the recitals.

      "Merger Shares" has the meaning set forth in Section 2.1(b).

      "Orders" has the meaning set forth in Section 3.9.

      "Permitted Liens" has the meaning set forth in Section 3.8.

      "Person" means any individual, corporation, partnership, limited liability company or partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

      "Recent Reports" has the meaning set forth in Section 4.8.

      "Representatives" has the meaning set forth in Section 5.9.

      "SEC" has the meaning set forth in Section 4.7(a).

      "SEC Reports" has the meaning set forth in Section 4.7(a).

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Subsidiary" of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either directly or through or together with any other Subsidiary of such Person), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity.

      "Surviving Corporation" has the meaning set forth in Section 1.1.

      "Tax" or "Taxes" means any taxes, charges, fees, imposts, levies or other assessments, including, without limitation, all net income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, transfer gains, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, excise, severance, stamp, occupation, real or personal property, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, registration, alternative or add-on minimum, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest and any penalties, fines, additions to tax or additional amounts thereon whether disputed or not, imposed by any taxing authority (Federal, state, local or foreign) and shall include any transferee liability in respect of Taxes.

      "Tax  Return"  means  any  returns,   declarations,   reports,  estimates,
information returns or statements relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

      "Transaction Documents" means this Agreement and each of the agreements and instruments contemplated hereby or thereby, including, without limitation, the Florida Certificate of Merger and the California Certificate of Merger, the officer's certificate to be delivered by Dr. Tattoff pursuant to Section 6.2(c) and the Company pursuant to Section 6.3(c), the Company Disclosure Letter, the Dr. Tattoff Disclosure Letter and all documents, instruments or agreements attached to or contemplated by any of the foregoing.

      "Transactions" has the meaning set forth in Section 3.3.

            8.2. Waivers and Amendments. Subject to Applicable Law, this Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            8.3. Governing Law. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF FLORIDA, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS OF SUCH STATE, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.

            8.4. Notices. Any notices or other communications required under this Agreement shall be in writing and be effective upon delivery if given by hand delivery or facsimile transmission or on the next day after given if delivered by overnight courier, and shall be given at the addresses or facsimile numbers set forth below, with copies provided as follows:

                  (a) if to the Company or the Surviving Corporation:

                      925 S. Federal Highway, Suite 600
                      Boca Raton, FL 33432
                      Attn: Roland Perry
                      Fax:  561-391-5757


                      with a copy to:

                      Arnstein & Lehr LLP
                      200 East Las Olas Blvd, Suite 1500
                      Fort Lauderdale, FL  33301
                      Attn: Brian Pearlman
                      Fax:  (954) 713.7615

                  (b) if to Dr. Tattoff:

                      8500 Wilshire Blvd - Street Level Suite 105
                      Beverly Hills, CA 90211
                      Attn: James Morel, CEO
                      Fax: (310) 659-4159


                      with copies to:

                      Blank Rome LLP
                      1200 North Federal Highway
                      Suite 417
                      Boca Raton, FL 33432
                      Attn: Bruce C. Rosetto, Esq.
                      Fax: (561) 417-8186

or at such other place or places or to such other person or persons as shall be designated in writing by the parties to this Agreement in the manner herein proved.

            8.5. Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            8.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, together, shall constitute one and the same instrument. This Agreement may be executed by facsimile or other electronic image transmission technology. Copies of signature pages delivered by facsimile or other means of electronic image transmission shall have the same force and effect as originals thereof.

            8.7. Assignments. This Agreement, by operation of law or otherwise, shall be binding upon and inure to the benefit of successors and legal representatives of the parties hereto.

            8.8. Entire Agreement; Enforceability. This Agreement and the Transaction Documents, including the Exhibits and Schedules attached hereto and thereto: (i) constitute the entire agreement among the parties with respect to the Transactions and supersedes all prior agreements and understandings, both written and oral, among the parties, with respect to the subject matter hereof and thereof; and (ii) shall be binding upon, and are solely for the benefit of each party hereto and nothing in this Agreement is intended to confer upon any other Person any rights or remedy of any nature whatsoever hereunder or by reason of this Agreement or any of the Transaction Documents.

            8.9. Severability. Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.


                            [Signature page follows.]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.


                                       LIFESCIENCES OPPORTUNITIES, INC.


                                       By: /s/ Roland Perry
                                          -----------------------------
                                           Name: Roland Perry
                                           Title: Chief Executive Officer


                                       DRTATTOFF, LLC


                                       By: /s/ James Morel
                                          -----------------------------
                                           Name: James Morel
                                           Title: Chief Executive Officer

                                    EXHIBIT A
                            FORM OF INVESTMENT LETTER



* Copies of exhibits and schedules provided upon request.